SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: March 11, 2002

BLAGMAN MEDIA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada
State of Organization

000-27777
Commission File Number

84-1108499
Employer Identification Number

1901 Avenue of the Stars, Suite 1710, Los Angeles, CA 90067
Address of principal executive offices

(310) 788-5444
Registrant’s Telephone Number, Including Area Code

Item 2. Acquisition or Disposition of Assets

Pursuant to an Agreement and Plan of Reorganization dated March 4, 2002, Blagman Media International, Inc. (“the Company”) has agreed to acquire 100% of the outstanding stock of Century Media, Inc., a California corporation (“Century”) by merging Blagman USA, Inc., a California corporation and wholly-owned subsidiary of the Company, into Century. The surviving entity will operate on a combined basis under the industry name Blagman-Century Media. The consolidation of the two companies will result in a full service integrated direct marketing venture. Certain principals of Century have entered into consulting arrangements for services after closing and the professional staffs of the two entities are expected to be combined.

Pursuant to the transaction, the Company will acquire all of the capital stock of Century for cash and Common Stock of the Company, will assume current debt obligations and unexercised option and stock appreciation rights of Century and will assume accrued and ongoing trade and other ordinary course obligations and relationships. The parties are in negotiation with the holders of portions of the currently outstanding Century debt (approximate current principal of $1.6 million) to restructure the terms and payments of such debt and in certain cases, to allow for the issuance of shares of Common Stock of the Company in lieu of cash payments.

At closing, holders of Century shares will receive twenty cents ($0.20) per Century share, of which two and one-half cents ($0.025) will be payable in cash and the balance of seventeen and one-half cents ($0.175) will be payable by the delivery of shares of Common Stock of the Company, for a total of up to $1.16 million, depending on the number of options exercised prior to closing. Holders of the Century debentures (currently approximately $750,000) also will receive shares of the Common Stock of the Company at closing. All of the Common Stock to be issued in the transaction will be issued as restricted securities and has been valued based on the OTC BB closing bid price for the seven days prior to the date of the agreement or $0.0008857 per share. Holders of the Common Stock issued in the transaction will be entitled to certain piggyback registration rights in certain offerings of the Company for two years after closing. The Company is not currently pursuing any new stock offering to finance the economic requirements of the transaction and expects to fund the ongoing requirements from operating cash flow.

In connection with the transaction and prior to closing, the Company, through written consent of shareholders holding a majority of its outstanding shares of Common Stock, will increase the number of authorized shares of its Common Stock to five billion. The transaction is expected to be closed in mid-March 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     Pro forma financial information for the acquisition described in Item 2 will be filed by amendment no later than 60 days after the date this initial report is required to be filed.

Exhibits

1. Agreement and Plan of Reorganization dated March 4, 2002

2. Press release dated March 8, 2002

SIGNATURES

     Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

BLAGMAN MEDIA INTERNATIONAL, INC.
Date: March 11, 2002	By: /s/ Robert Blagman, President